Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Institutional Large Cap Value Fund, which was held on November 1, 2001, the following actions were taken: Item 1. Trustees of the Trust were elected as follows:

Nominee
Number of Shares For

Jeffrey L. Shames 300,000.000
John W. Ballen 300,000.000
Lawrence H. Cohn 300,000.000
J. David Gibbons 300,000.000
William R. Gutow 300,000.000
J. Atwood Ives 300,000.000
Abby M. O'Neill 300,000.000
Lawrence T. Perera 300,000.000
William J. Poorvu 300,000.000
Arnold D. Scott 300,000.000
J. Dale Sherratt 300,000.000
Elaine R. Smith 300,000.000
Ward Smith 300,000.000
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares
For 300,000.000

Against
Abstain
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For 300,000.000

Against
Abstain
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 300,000.000

Against
Abstain
Item 5. To change the investment policy relating to investment in common stocks and other types of securities from fundamental to nonfundamental.
(Item 5 is not applicable for the MFS Institutional Large Cap Value Fund.) Number of Shares
For
Against
Abstain
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending June 30, 2002.
Number of Shares
For 300,000.000
Against
Abstain